UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

BigBear.ai Holdings, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Starting on January 15, 2026, the Company began distributing the following Frequently Asked Questions document to certain stockholders of the Company.

Attention Shareholders: Your Proxy Vote Questions, Answered By Sean Ricker, Chief Financial Officer

2026 is off to a fast start at BigBear.ai. We’re seeing strong engagement from our shareholders in our proxy vote – many of you will have received and responded to letters, emails and phone calls. We appreciate the time you have taken during a busy holiday season to review the proposal and make your voice heard.

We’re 97% of the way to reaching the required votes, but we aren’t there yet. Leading proxy advisory firms are recommending you vote FOR and 8 in 10 shareholders support the proposal to increase BigBear.ai’s authorized common stock.

If you have not yet voted and have questions, we hope this FAQ helps. It includes simple instructions on how to vote, which take just a minute or two.

There’s still time to participate. The next reconvened Special Shareholder Meeting is on Thursday, January 22, 2026, so you can vote until 11:59 pm ET on Wednesday January 21.

Frequently Asked Questions:

1.

What’s the proposal about? We’re asking shareholders to approve an amendment to our Second Certificate of Incorporation to increase BigBear.ai’s authorized common stock from 500 million to 1 billion shares.

2.

Why does it matter? Having access to available authorized shares has allowed us over the years to make important acquisitions, fund product development, and strengthen our balance sheet. Of the current 500 million authorized shares, very few shares remain. Approval of this proposal will unlock additional shares that help us grow and stay competitive in a rapidly evolving AI marketplace.

3.	Who is eligible? Every BigBear.ai shareholder who held shares on October 14, 2025 is eligible to vote, regardless of the number of shares you owned.

4.

Why have you not passed the resolution yet? As of January 15, 2026, we are 97% of the way to the required votes. The challenge we have is that BigBear.ai has quite a few individual shareholders, so reaching and mobilizing everyone - particularly smaller shareholders - takes time.

5.	How do I vote? You can vote in one of two ways:

•	Online: Go to proxyvote.com and enter your Control Number. Voting is open 24/7 until the deadline.

•	By Phone: Call our strategic shareholder advisor, Sodali & Co, at 1-888-777-2094. The line is open 9 AM to 9 PM, Eastern Time, Monday to Saturday.

•	Click here https://bigbear.ai/proxy-vote/ for a step-by-step “how to vote” guide.

6.	What is the voting deadline? If you are voting online, you can cast your vote until 11:59 p.m. ET on January 21, 2026.

7.

What is a Control Number and where do I find mine? It’s a unique number assigned to you to confirm your identity for online proxy voting. You can find your Control Number on your proxy card or Notice of Internet Availability received via mail or email.

a.	Click here https://bigbear.ai/proxy-vote/ for a step-by-step “how to vote” guide, including where to find your control number.

8.	Can I change my vote if I’ve already voted “Against” or “Abstain”? Yes, you may change your vote to “For” on the amendment, even if you have already voted “Against” or “Abstain.”

9.	What happens if I do not vote? By not voting, you limit your right to influence an important company decision.

10.

Won’t approval of this proposal result in the immediate dilution of my shares? No, approval of this proposal will not result in the immediate issuance of new shares or have an immediate impact on the company’s shares outstanding. Rather, the additional shares will be available to us in the future to help fuel our growth as we look to:

•	Expand our AI capabilities

•	Invest in our technology and R&D

•	Invest in attracting and retaining top talent and

•	Make further strategic acquisitions

11.

Where does the Board stand on this proposal? Our Board unanimously recommends that you vote “For” this proposal. Additionally, leading proxy firms Glass Lewis and ISS have also recommended voting “For” this proposal.

12.	Who can I contact if I have questions or technical issues? Call our strategic shareholder advisor, Sodali & Co, at 1-888-777-2094.

13.

Where can I find more information? Start by visiting our website: www.bigbear.ai/proxy-vote-2025/. There, you’ll find the proxy statement, shareholder materials, and a message from our CEO, Kevin McAleenan.

Voting is quick and easy, and as a fellow shareholder, I can’t emphasize this enough: your vote truly matters. Please take a moment today to make your voice heard.